Exhibit 99.I

[Letterhead of Morgan, Lewis & Bockius LLP, 1800 M Street, NW, Washington, DC 20036]

   January 23, 2001

   The MDL Funds
   101 Federal Street
   Boston, Massachusetts 02110


   Re: Opinion of Counsel regarding Pre-Effective Amendment No. 1 to the Registration Statement filed on Form N-1A under the Securities Act of 1933 (File Nos. 811-10207 and 333-50032)

   Ladies and Gentlemen:

            We are furnishing this opinion with respect to the proposed offer and sale from time to time of an indefinite number of units of beneficial interest, without par value (the "Shares"), of The MDL Funds, a Massachusetts voluntary association (commonly known as a business trust) (the "Trust"), in connection with the above-referenced Registration Statement on Form N-1A (as amended, the "Registration Statement").

            We have acted as counsel to the Trust since its inception, and we are familiar with the actions taken by its Trustees to authorize the issuance of the Shares. We have reviewed the Declaration of Trust, the By-Laws, and the minute books of the Trust, and such other certificates, documents and opinions of counsel as we deem necessary for the purpose of this opinion.

            We have reviewed the Trust's Notification of Registration on Form N-8A under the Investment Company Act of 1940. We have assisted in the preparation of the Trust's Registration Statement, including all pre-effective amendments thereto, filed or to be filed with the Securities and Exchange Commission.

            In our review we have assumed the genuineness of all signatures, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or in copy form), and the conformity to the originals of all documents purporting to be copies.

            We have assumed the appropriate action will be taken to register or qualify the sale of the Shares under any applicable state and federal laws regulating sales and offerings of securities.

            Based upon the foregoing, we are of the opinion that:

            1. The Trust is a business trust validly existing under the laws of the Commonwealth of Massachusetts. The Trust is authorized under its Declaration of Trust to issue an unlimited number of Shares in series representing interests in the MDL Broad Market Fixed Income Fund and MDL Large Cap Growth Equity Fund, and in such other series or classes as the Trustees may hereafter duly authorize.

            2. Upon the issuance of any Shares of any of the series or classes of the Trust for payment therefor as described in, and in accordance with, the Registration Statement and the Declaration of Trust and By-Laws of the Trust, the Shares so issued will be validly issued, fully paid and non-assessable, except that, as set forth in the Registration Statement, shareholders of the Shares of the Trust may, under certain circumstances, be held personally liable for its obligations.

            This opinion is intended only for your use in connection with the offering of Shares and may not be relied upon by any other person. In addition, the opinion expressed herein is limited to the laws of the Commonwealth of Massachusetts.

     We hereby consent to the inclusion of this opinion as Exhibit (i) to the Trust's Pre- Effective Amendment No. 1 to be filed with the Securities and Exchange Commission and to the reference to our firm under the caption "Legal Counsel" in the Prospectus and/or Statement of Additional Information filed as part of such Amendment.


   Very truly yours,



   /s/ Morgan, Lewis & Bockius LLP